Exhibit 10.1

Employment Letter

September 17, 2007

Lawrence R. Litowitz
9217 Equus Circle
Boynton Beach, Florida 33437

Dear Mr. Litowitz:

Please allow this letter agreement (this “Agreement”) to serve as the entire agreement between Silverstar Holdings, Ltd. (the "Company") and you, Lawrence R. Litowitz (the "Employee") with respect to your employment with the Company. The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum, LLC ("Tatum"), which will benefit the Company in that the Employee will have access to certain Tatum resources. This Agreement is for a term of three (3) years commencing on September 17, 2007.

Allocation

The Company and the Employee acknowledge and agree that a portion of the Employee's compensation, as provided below, will be allocated to Tatum as compensation for Tatum's provision of resources to the Employee as provided in the Part-Time Permanent Engagement Resources Agreement between the Company and Tatum, dated as of even date herewith (the "Resources Agreement"). The Company and the Employee agree that any payments made to Tatum will reduce the Employee's compensation for purposes of determining taxable income and should not be reflected as compensation in the Employee's W-2 report.

Beginning Date

The Company hereby employs the Employee as the Chief Financial Officer of the Company and the Employee hereby accepts such employment, upon the terms and provisions and subject to the conditions set forth below for a term commencing on September 17, 2007 and terminating on September 16, 2010, unless sooner terminated as herein provided.

Duties

The Employee shall perform all duties and services (at the principal business office of the Company) incident to and not inconsistent with Employee’s positions with the Company, including, but not limited to, (i) those duties as are assigned to such office in the Company’s by-laws, (ii) business development, library and content acquisition, merger and acquisition activity, (iii) liaison with the financial markets, participate in earnings calls, investor/lender presentations, road shows and analyst coverage, (iv) streamline internal reporting structure and methodologies, (v) develop models and forecasts, (vi) manage the consolidation of the Company’s subsidiaries monthly management financial statements on a timely and efficient basis, (vii) prepare all Securities and Exchange Commission filings and work closely with the Company’s auditors and legal counsel on same, (viii) upgrade internal controls and bring the Company and its subsidiaries into compliance with Sarbanes Oxley, (ix) manage accounting and finance department functions and personnel decisions as required, and (x) such other duties as may from time to time be assigned by the Board of Directors of the Company and/or the President and Chief Executive Officer of the Company.

The Employee agrees to abide by all policies promulgated from time to time by the Company. The Employee shall devote approximately three (3) full business days per week of his business time, effort and attention to the business and affairs of the Company, and to the furtherance of the interests of the business of the Company. The Employee shall diligently and faithfully perform his duties and services hereunder to the best of his ability and with professional standards and integrity.

Compensation

Salary: $1,900 per day of employment with the Company (the "Salary") of which $1,582.70 or 83.3% shall be paid directly to the Employee and $317.30 or 16.7% shall be paid directly to Tatum (in accordance with the terms of the Resources Agreement); in each case in accordance with the usual payroll practices of the Company. Such amount paid to the Employee shall be reduced by all necessary and required federal, state, and local payroll deductions. The Employee's salary may be increased, from time-to-time, by the Company in its sole discretion. If the Employee’s Salary is increased, Tatum shall receive a proportionate share of such increase. In no event shall the Employee and Tatum be paid a Salary in excess of the aggregate amount of $24,166 per calendar month.

Cash Bonus: To be determined by the Board of Directors of the Company in its sole discretion. After allocation of 20% of any Cash Bonus payable to the Employee to Tatum (in accordance with the terms of the Resources Agreement), the Employee will be paid 80% of any Cash Bonus. For purposes hereof, "Cash Bonus" means any contingent cash consideration (i.e., not yet realized in cash) that is paid in connection with services rendered by the Employee.

Equity: Pursuant to the terms and conditions of the Company’s 2007 Stock Incentive Plan (the “Plan”), the Company shall, on September 17, 2007, grant the Employee 180,000 options (the “Options”) to purchase the common stock, par value $.01 per share (the “Common Stock”), of the Company and 5,000 of the Options shall vest each month commencing on September 17, 2007. The exercise price for the Options shall be equal to the closing price of the Company’s Common Stock on September 17, 2007. The Options shall have a term of 42 months after the date of grant (subject to modification in accordance with the Plan in the event of the termination of the Employee’s employment hereunder). The option agreement shall provide that the Options vest in a Change in Control (as defined in the Plan) only in the event that the Employee has been employed by the Company for not less than 12 months and subject to the other exceptions set forth in the Plan. In addition, the option agreement shall provide that the Employee may exercise the Options by cashless exercise.

The Company acknowledges that the Employee will share with Tatum, in accordance with the terms of the Resources Agreement, 20% of any cash proceeds realized from any Equity Bonus that the Employee may be granted. For purposes hereof, "Equity Bonus" means any stock, option, warrant, or similar right (i.e., not yet realized in cash) that is granted to the Employee in connection with services rendered by the Employee.

Severance Payment: With respect to any Severance Payments made by the Company as described below, the Company shall pay the Employee and Tatum, in accordance with the terms of the Resources Agreement, the Severance Payment in the same percentage allocation then in effect for the Salary.

Other Compensation Provisions: None

Benefits

The Employee will be eligible to participate in any Company employment retirement and/or 401(k) plan that the Company may institute in the future and for vacation (such amount of vacation days shall be pro-rated based on his employment with the Company), in each case consistent with the Company's policy as it applies to senior management.

The Employee will remain on his current medical plan and the Company will reimburse the Employee for amounts paid by the Employee for such medical insurance for himself and (where applicable) his family of up to $40.90 per day of employment by the Company in a calendar month up to a maximum of $900 per calendar month; such reimbursement to be made upon presentation of reasonable documentation of premiums paid by the Employee to Tatum. In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.

The Employee will be entitled to a car allowance equal to $22.73 per day of employment by the Company in a calendar month up to a maximum of $500 per calendar month.

The Company agrees to indemnify the Employee to the full extent permitted by law, the Company’s Certificate of Incorporation and Bylaws (except in cases of gross negligence or willful misconduct by the Employee) for any losses, costs, damages, and expenses, including reasonable attorneys' fees in connection with any cause of action, suit, or other proceeding arising in connection with the Employee's employment with the Company.

Termination

Either party may terminate this Agreement effective on or after September 16, 2010 by providing thirty (30) days prior written notice to the other party. In the event of such termination, the Company will have no payment obligation to the Employee other than any accrued Salary through the date of termination.

The Company may immediately terminate this Agreement in the event of any of the following: (i) the Employee fails to substantially perform or repeatedly neglects his duties assigned in accordance with this Agreement and fails to remedy such nonperformance or neglect within ten (10) days after the receipt of written notice from the Company thereof; (ii) the Employee willfully fails or refuses to substantially follow or comply with the directions of the Board of Directors or the President and Chief Executive Officer of the Company or the policies or work rules of the Company and fails to remedy such noncompliance within ten (10) days after the receipt of written notice from the Company thereof; (iii) the Employee shall be unable (as determined in good faith by the Company) to substantially perform his duties under this Agreement for a period of forty-five (45) consecutive days, or ninety (90) days in total in any six-month period, whether because of illness or mental or physical disability (“Disability”); (iv) the Employee through his intentional action or inaction has subjected the Company or any of its subsidiaries to any criminal or civil liability under any applicable law; (v) the Employee is convicted of any misdemeanor involving moral turpitude or any felony; (vi) the Employee has misappropriated any asset or property of the Company or any of its subsidiaries, including (without limitation) any theft or embezzlement or any diversion of any corporate opportunity; (vii) the Employee engages in or ignores or asks the Company to engage in or to ignore any illegal or unethical conduct; or (viii) the Employee has breached any of his covenants and agreements contained in this Agreement and fails to remedy such breach within ten (10) days after the receipt of written notice from the Company thereof. The Employee acknowledges and agrees that any of the foregoing reasons constitute adequate and sufficient cause (“Cause”) for termination.

The Employee may terminate this Agreement immediately if the Company has not remained current in its obligations under this Agreement or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct, and in each case the Company fails to remedy the same within ten (10) days after the receipt of written notice from the Employee; such events shall be considered termination for “Good Reason”.

This Agreement will terminate immediately upon the death or Disability of the Employee. The Employee or his estate, as the case may be, shall be entitled to receive only the Salary, benefits and reimbursable expenses accrued and owing to the Employee at the date of such death or Disability.

Severance Payment

If the Company terminates the Employee without Cause or the Employee terminates this Agreement for Good Reason, in each case on or prior to September 16, 2008, the Employee will be entitled to receive a payment as severance (“Severance Payment”) equal to three (3) months of the Salary paid to the Employee during the three (3) months immediately preceding such termination (a portion of which shall be paid to Tatum in accordance with the terms hereof and in the Resources Agreement). If the Company terminates the Employee without Cause or the Employee terminates this Agreement for Good Reason, in each case after September 16, 2008 but prior to September 16, 2010, the Employee will be entitled to receive a Severance Payment equal to six (6) months of the Salary paid to the Employee during the six (6) months immediately preceding such termination (a portion of which shall be paid to Tatum in accordance with the terms hereof and in the Resources Agreement). In each case, in addition to the Severance Payment, the outstanding Options shall be treated in accordance with the terms and conditions of the Plan.

If, at any time, the Company terminates the Employee for Cause or the Employee terminates this Agreement without Good Reason, the Employee shall be entitled to receive only the Salary, benefits and reimbursable expenses accrued and owing to the Employee at the date of such termination (which, however, shall be subject to offset by the Company with respect to all amounts then owing to the Company or any of its subsidiaries by the Employee, including amounts respecting misappropriated assets and properties).

Restriction Respecting Confidential Information

The Employee has entered into the covenants and agreements contained in this Section (i) in recognition of the competitive and confidential nature of the assets, properties, information and business of the Company and its subsidiaries, and (ii) in consideration of the compensation described in this Agreement.

The Employee hereby covenants and agrees that, during the term of this Agreement and thereafter, the Employee will not directly or indirectly, under any circumstance without the prior written consent of an authorized officer of the Company: (i) disclose or reveal in any way other than for the benefit of the Company and its affiliates, directly or indirectly, any Confidential Information (as hereinafter defined) to any other person, firm or company; (ii) use in any way, directly or indirectly, any Confidential Information for the benefit of any other person or entity other than the Company or its affiliates, or (iii) offer or agree to, or cause or assist in the initiation or continuation of, any disclosure of any Confidential Information for the benefit of the Employee or any third party. For the purposes of the foregoing, “Confidential Information” shall mean any and all information pertaining to the Company or any of its subsidiaries or affiliates, or the business activities and affairs thereof or of any officer, director or employee thereof in such capacity, or any activities of, or any knowledge or information learned by the Employee. The Employee’s obligations under this Section shall not apply to Confidential Information that (i) is or becomes part of the public domain through no fault of Employee; (ii) is independently known to the Employee (other than via a third party who does not have the legal right to disclose the same) at the time of receipt of such information from the Company; (iii) if, after the date hereof, obtained by the Employee from a third party who has the legal right to disclose the same without a restriction on disclosure; (iv) is subsequently, independently acquired or developed by the Employee without violating any of the Employee’s obligations under this Agreement; or (v) is required to be disclosed by government regulation, court order or other legal process; provided the Employee provides the Company with prompt notice of such requirement so that the Company may seek a protective order or other appropriate relief. Following the date of termination or expiration of this Agreement, the Employee shall immediately return to the Company all documents and other tangible items containing any Confidential Information and all other corporate books and records of the Company now or hereafter in its possession, custody or control or provide a written accounting of the disposition of any such Confidential Information that he shall have received and that shall not be returned to the Company under this Section.

The Employee acknowledges and agrees that it will be impossible to measure in money the damage to the Company in the event of a breach of any of the terms and provisions of this Section, and that, in the event of any such breach, the Company will not have an adequate remedy at law, although the foregoing shall not constitute a waiver of any of the Company's rights, powers, privileges and remedies against or in respect of a breaching party or any other person or thing under this Agreement, or applicable law. It is therefore agreed that the Company, in addition to all other such rights, powers, privileges and remedies that it may have, shall be entitled to injunctive relief, or such other equitable relief as the Company may request to exercise or otherwise enforce. The Employee will not raise and hereby waives any objection or defense that there is an adequate remedy available at law.

Miscellaneous

Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given hereunder shall be in writing, shall be sent by one of the following means to the addressee at the address set forth below (or at such other address as shall be designated hereunder by notice to the other party hereto, effective upon actual receipt) and shall be deemed conclusively to have been given: (i) on the first business day following the day timely deposited with Federal Express (or other equivalent express overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (ii) on the fifth business day following the day duly sent by certified or registered mail, postage prepaid and return receipt requested; or (iii) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

If to the Employee:

Mr. Lawrence R. Litowitz Equus Circle Boynton Beach, Florida 33437

If to the Company:

Silverstar Holdings, Ltd. 6100 Glades Road Suite 305 Boca Raton, Florida 33434 Attention: Mr. Clive Kabatznik Facsimile No.: (561) 479-0757

with a copy to:

Henry I. Rothman, Esq. Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 Facsimile No.: (212) 704-5950

This Agreement contains the entire Agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.

The provisions in this Agreement concerning the payment of the Salary, the Cash Bonus, and the Severance Payment, and the Restrictions Respecting Confidential Information will survive any termination or expiration of this Agreement.

The terms of this Agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this Agreement is found to be unenforceable, the rest of this Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

This Agreement will be governed by and construed in all respects in accordance with the laws of the State of Florida, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to us to indicate your agreement with its terms and conditions.

Sincerely yours,

SILVERSTAR HOLDINGS, LTD. By: __________________________ Name: Title:
Acknowledged and agreed by:
EMPLOYEE: __________________________ Lawrence R. Litowitz Date:________________